Exhibit 99.1

LIONSGATE CO-COO AND MOTION PICTURE GROUP CO-PRESIDENT STEVE BEEKS LEAVING HIS POSITION AT END OF YEAR
20-Year Veteran Transitioning to Consulting Role
SANTA MONICA, CA and VANCOUVER, BC, December 11, 2017 – Lionsgate Co-COO and Motion Picture Group Co-President Steve Beeks, a 20-year veteran of Lionsgate and its predecessor companies, announced today that he will be leaving his position at the end of the year to transition to a consulting role as he prepares to embark on new entrepreneurial opportunities.
Beeks has spearheaded business and strategic initiatives for the Lionsgate Motion Picture Group (MPG) since being named MPG Co-President in 2012, including oversight of the Company’s film production and acquisition strategic plan. During the past five years, Lionsgate’s film slate has grossed nearly $10 billion at the global box office, led by La La Land, winner of six Academy Awards®, the blockbuster Hunger Games and John Wick franchises, and recent box office successes Wonder, the critically-acclaimed breakout hit, The Hitman’s Bodyguard, Tyler Perry’s Boo 2! A Madea Halloween, and Lionsgate/Amazon Studios’ The Big Sick.
Beeks also helped orchestrate the recent renewals of theatrical distribution agreements with longtime content partners StudioCanal and CBS Films, and he has overseen the continued growth of Lionsgate’s Pantelion Films (How to be a Latin Lover, Instructions Not Included) and Codeblack Films (All Eyez On Me, Kevin Hart: Let Me Explain), labels for underserved Hispanic and African-American audiences. He has also managed Lionsgate’s acquisition and distribution relationship with sister company Roadside Attractions (Manchester by the Sea).
“We deeply appreciate Steve’s many contributions to our growth into a major global content platform,” said Lionsgate Chief Executive Officer Jon Feltheimer. “He has been a key member of the leadership team guiding our Company, and we look forward to his continued expert guidance in the future. He remains a highly valued member of our Lionsgate family, and we are already working on new projects to do together.”
“During my years at Lionsgate, I have been fortunate to have a visionary and supportive senior management team, incredibly talented colleagues, and a staff second to none,” said Beeks.

“Lionsgate is one of the most exciting companies in the industry, and I’m proud of everything we’ve accomplished together. I’m especially proud of being a part of the very successful string of films we’ve released in the past year. Having worked for so long in such a dynamic environment has inspired me to move forward with entrepreneurial opportunities of my own.”
Before joining Lionsgate’s Motion Picture Group, Beeks was one of the architects of the Company’s $1 billion plus-a-year-revenue home entertainment operation, an industry leader in market share, and he helped grow the Company’s 16,000-title film and television library.

ABOUT LIONSGATE
The first major new studio in decades, Lionsgate is a global content platform whose films, television series, digital products and linear and over-the-top platforms reach next generation audiences around the world.  In addition to its filmed entertainment leadership, Lionsgate content drives a growing presence in interactive and location-based entertainment, gaming, virtual reality and other new entertainment technologies.  Lionsgate’s content initiatives are backed by a 16,000-title film and television library and delivered through a global licensing infrastructure.  The Lionsgate brand is synonymous with original, daring and ground-breaking content created with special emphasis on the evolving patterns and diverse composition of the Company’s worldwide consumer base.
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For more information, please contact:

Peter D. Wilkes
Lionsgate
PWilkes@lionsgate.com
(310) 255-3726